                                                            EXHIBIT 12.1




                      TOYOTA MOTOR CREDIT CORPORATION

             CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                         Years Ended September 30,
                                ------------------------------------------
                                 1995      1994     1993     1992     1991
                                ------     ----     ----     ----     ----
                                           (Dollars in Millions)

Consolidated income
   before income taxes......    $  300     $293     $255     $175     $135
                                ------     ----     ----     ----     ----
Fixed Charges
   Interest.................       716      486      454      450      390
   Portion of rent expense
     representative of the
     interest factor (deemed
     to be one-third).......         2        3        3        2        2
                                ------     ----     ----     ----     ----

Total fixed charges.........       718      489      457      452      392
                                ------     ----     ----     ----     ----
Earnings available
   for fixed charges........    $1,018     $782     $712     $627     $527
                                ======     ====     ====     ====     ====

Ratio of earnings to
   fixed charges<F1>........      1.42     1.60     1.56     1.39     1.34
                                  ====     ====     ====     ====     ====

-----------------

<F1>     In March 1987, TMCC guaranteed payments of principal and  interest on
         $58 million principal amount of bonds issued in connection with the Kentucky manufacturing facility of an affiliate. As of September 30, 1995, TMCC has not incurred any fixed charges in connection with such guarantee and no amount is included in any ratio of earnings to fixed charges. The ratio of earnings to fixed charges for TMS and subsidiaries was 1.74, 1.90, 2.07, 1.83 and 2.54 for the years ended September 30, 1995, 1994, 1993, 1992 and 1991, respectively.

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